SILVERMAN CONSULTING

Engagement Letter

Prepared for:

Mr. Tim Feast
Chief Executive Officer
Viskase Inc.
333 East Butterfield Road, Suite 400
Lombard, Illinois 60148-5679

(847) 470-0200
info@silvermanconsulting.net
silvermanconsulting.net
1 North Wacker Drive, Suite 3925



October 28, 2025
Re: Silverman Advisory Services

This letter outlines the understanding ("Agreement") between Silverman Consulting, Inc. ("Silverman") and Viskase, Inc. for the engagement of Silverman to provide interim CFO services to the Company.

All defined terms shall, unless the context otherwise requires, have the meanings ascribed to them in Schedule 1.

Generally, the engagement of Silverman, including any Silverman employees who serve in Executive Officer positions, shall be under the approval and the direct supervision of the Company's CEO, Tim Feast. We will commence this engagement immediately upon receipt of a copy of this Agreement signed by the Company.

Objective and Tasks; Services

Effective upon execution of this document, Silverman will provide human resources, primarily consisting of Mackenzie Stender with support from Cezary Turek, to serve as the Company's Interim Chief Financial Officer ("CFO"), reporting to the Company's CEO, Tim Feast. Dino Tsitsis will also be available as an advisor and additional resource as needed. Working collaboratively with the senior management team and other Company professionals, Mr. Stender and Mr. Turek will assist the Company in evaluating and implementing strategic and financial initiatives during the transitional phase. Silverman anticipates filling this role for 3-6 months or as deemed necessary, as the Company searches for a full-time CFO, and expects to spend an average of 40-50 combined hours per week on the objectives and tasks listed immediately below. We expect heavier involvement in the first several weeks as we assess the department and process. In addition to the ordinary course duties of the CFO, the roles of the CFO and other Temporary Staff (as hereinafter defined) will include working with you and your team to do the following:

- Provide strategic leadership and credibility within the finance function by assessing current capabilities, aligning financial operations with organizational goals, and implementing best practices to enhance transparency, accountability, and stakeholder confidence.
- Work with Finance team to specifically improve the forecasting process, accuracy and effectiveness and provide the Board, senior management and the lenders with enhanced visibility around the drivers and trends and forecast accuracy.
- Consult, advise, and lead the Finance team re: priorities around financial reporting and analysis.
- Review weekly and monthly financial reporting that includes reporting requirements for the Company's lender and outside stakeholders as well as key reports for management.
- Provide oversight of treasury and weekly cash flow forecasting.
- Assist the Chief Accounting Officer in completing PCAOB uplift and S-4 filings, and fairness opinions related to the merger.
- Assist in communications and/or negotiations with outside constituents, including lenders, vendors, consultants and other stakeholders including the pending merger as deemed appropriate.
- Support Executive Management with ad-hoc analysis and reporting requests.
- Establish and coordinate financial update and summary of key strategic priorities for quarterly Board meetings.
- Understand any suggestions from recent Audit report and coordinate any required audit activities.
- Opine on org structure development, assessment of people and potential for Finance organization to assume additional Accounting & Finance (FP&A) type activities and resources in the future.
- Assist the Board and senior management as needed in the permanent CFO search by sharing observations re: required skill set and fit as well as interviewing or meeting with potential candidates if asked. Silverman can also assist in the search by accessing its own network of CFO candidates and presenting pre-screen candidates.
- Assist in planning for and onboarding of the permanent CFO.

Staffing & Fees

Silverman will provide the individuals set forth in the Fee Table below as temporary independent contractors of the Company (including the Interim CFO, herein referred to as the "Temporary Staff"), subject to the terms and conditions of this Agreement with the titles, pay rates and other descriptions set forth therein. Silverman will not add or change any personnel without prior approval of the Company's CEO.

We will keep you informed as to our staffing and will not add additional Temporary Staff to the assignment without first consulting with you to obtain your concurrence that such additional resources are required and do not duplicate the activities of other employees or professionals. Temporary Staff may be assisted by other professionals at various levels who would also become Temporary Staff, as the tasks require.

Fees

Silverman and other Temporary Staff shall be compensated for their Services under this Agreement at the rates set forth in the table below at the Effective Hourly Rate. We anticipate our average billing to be $15,000 per week over the course of the engagement. However, we do expect a heavier weekly run rate in the first several weeks of $20,000 per week as we get up to speed, assess the department and identify key priorities.

In addition to the fees set forth herein, Company agrees to pay Silverman upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment such as travel and lodging. Invoices will be provided every week with actual time and expenses incurred with payment expected upon receipt.

As part of our commitment to the relationship, we discounted our rates approximately 10% for Partners and 13% for Directors.

Fee Table

Name	Description	Billable Rate	Effective Hourly Rate
Mackenzie Stender	Chief Financial Officer	$425	$370
Cezary Turek, Dino Tsitsis	Chief Financial Officer Support	$625	$565

Staffing & Fees Cont.

The parties agree that the Fee Table can be amended from time-to-time to add or delete staff as deemed necessary by Silverman and the Company.

Our fees of our other personnel such as Alex Crnkovich (Associate), Brendan Kruzan (Director) or other staff that may become Temporary Staff for the Company from time to time under this Agreement will be based on the hours charged at the similarly discounted hourly rates, as follows:

Partners	$565
Directors	$325-$370
Associates	$250-$300

Disclosures

To the best of our knowledge, we believe that Silverman, its employees and its affiliates do not have any financial interest or business connection with the Company other than as contemplated by this agreement and we know of no fact or situation that would represent a conflict of interest for us with regard to the Company.

Relationship of the Parties

The parties intend that an independent contractor relationship will be created by this Agreement. Neither the Temporary Staff nor Silverman will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers' compensation, disability, unemployment insurance benefits or any other employee benefits. Silverman will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business. Temporary Staff will not be considered employees of the Company. Silverman and the Temporary Staff are free to provide professional services to other parties, so long as those activities do not violate Silverman's confidentiality obligations under this Agreement, as described below.

Confidentiality

Silverman agrees to keep confidential all Information obtained from the Company and neither Silverman nor the Temporary Staff will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof which is either non-public, confidential or proprietary in nature ("Information") that it obtains or is given access to during the performance of the Services provided hereunder. The foregoing is not intended to nor shall be construed as prohibiting Silverman or the Temporary Staff from disclosure pursuant to a valid subpoena or court order, but neither Silverman nor such Temporary Staff shall encourage, suggest or invite or request, or assist in securing, any such subpoena or court order and the Temporary Staff shall immediately give notice of any such subpoena or court order by e-mail or fax transmission to the Company. In addition, Silverman and the Temporary Staff will have the right to disclose to others in the normal course of business its involvement with the Company.

Information includes, in addition to the definition in Schedule 1, data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The Company acknowledges that all information (written or oral) generated by the Temporary Staff in connection with their engagement is intended solely for the benefit and use of the Company (limited to its management) in considering the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to Silverman at any time in any manner or for any purpose other than accomplishing the tasks referred to herein, without Silverman's prior approval (which shall not be unreasonably withheld) except as otherwise provided herein or required by law.

Framework of the Engagement

The Company acknowledges that it is hiring the Temporary Staff purely to assist the Company in the management and oversight of the Company's finance function. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting or consulting engagement that is subject to the rules of the AICPA, the SSCS or other such state and national professional bodies. The Company acknowledges and agrees that it will provide the Interim CFO and Temporary Staff access to all reasonable Company information to ensure the job herein can be accomplished, including: assets (and titles thereto), books, records, computers, access codes, accounts and other rights to payment, and cash in its possession, custody or control relating to the operation, ownership, or management of the Company's assets and business operations, including, without limitation, operations files, purchase orders, invoices, customer information, maintenance files, employee records, insurance records, contracts, leases, financial books and records, including without limitation, all information electronically created, received or stored.

Indemnification, Etc.

In consideration for our agreement to provide Temporary Staff in accordance herewith, the Company agrees to indemnify, hold harmless and defend Silverman (including its principals, employees, Temporary Staff and agents) from and against any and all claims, liabilities, losses, damages and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of counsel for counsel selected by Silverman, and the costs of our professional time, arising from or relating to the Services provided in connection with this Agreement, including without limitation any legal proceeding in which we may be required or agree to participate but in which we are not a party. We, our principals, employees, Temporary Staff and agents may, but are not required to, engage a single firm of separate counsel of our choice in connection with any of the matters to which this indemnification relates. This indemnification does not apply to actions taken by us in bad faith or that exhibit gross negligence or willful misconduct.

Silverman employees serving as officers of the Company will be entitled to the benefit of the most favorable indemnities provided by the Company to its directors and officers, whether under the Company's by-laws, certificates of incorporation, contract or otherwise.

Without in any way limiting the indemnification or other obligations of the Company under the preceding two paragraphs or otherwise under this Agreement, concurrently with execution and delivery of this Agreement, Company shall cause any and all insurance policies of Company covering directors and officers for the claims, losses, damages, actions or legal proceedings described in the preceding two paragraphs, inclusive of all related expenses, court costs and attorney fees, to also insure and continue to insure the Interim CFO and other Temporary Staff on the same terms, conditions and time period. Likewise, Company shall cause Silverman Consulting, Inc. and the Interim CFO and other Temporary Staff to be similarly insured under any new or replacement Director and Officer insurance policies currently held or obtained in the future by Company within the term of this Agreement prior to any Silverman Consulting Temporary Staff beginning work in their capacity as an officer.

IN NO EVENT SHALL SILVERMAN OR ITS PRINCIPALS, EMPLOYEES, TEMPORARY STAFF OR AGENTS BE LIABLE TO THE COMPANY IN CONNECTION WITH THIS AGREEMENT FOR: (A) ANY INDIRECT, SPECIAL, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, EVEN IF SILVERMAN IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES; (B) LOST PROFITS, LOST REVENUE, LOST BUSINESS EXPECTANCY, BUSINESS INTERRUPTION LOSSES, OR LOSS OF DATA; AND/OR (C) DIRECT DAMAGES IN EXCESS OF THE TOTAL AMOUNT OF ALL OUTSTANDING AND UNPAID INVOICES UNDER THIS AGREEMENT AS OF THE DATE THE SUBJECT CLAIM FIRST AROSE.

Silverman represents and warrants that it will comply at all times with applicable laws and regulations relating to the provision of the Services hereunder, and will perform its obligation in a manner consistent with ethical and professional standards. THE COMPANY HEREBY WAIVES ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SILVERMAN DOES NOT REPRESENT OR WARRANT THAT THE SERVICES HEREUNDER WILL BE SUCCESSFUL IN ANY WAY OR THAT ANY SPECIFIC RESULTS WILL BE OBTAINED.

The prevailing party in any litigation or arbitration in connection with any dispute under this Agreement and/ or with respect to the Services and the engagement shall be entitled to recover its costs, expenses and fees (including reasonable attorneys' fees) of such litigation or arbitration from the non-prevailing party.

Governing Law; Jurisdiction and Venue

This Agreement and any dispute or claim arising out of or in connection with the Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any otherwise applicable conflict of laws rules to the extent those rules would require applying another jurisdiction's laws. Each party hereby consents to the exclusive jurisdiction of the U.S. District Court for the Northern District of Illinois or the state courts located in Cook County, Illinois to settle all disputes or claims arising out of or in connection with the Agreement. Each party hereby waives and agrees not to plead or claim in any such court that any such proceeding was brought in an inconvenient forum or that the court does not have jurisdiction over any party. This choice of venue is intended by the parties to be mandatory and not permissive in nature.

Non-Solicitation

Neither party will solicit, recruit or assist another party in soliciting or recruiting any employees of the other who were materially involved with the performance of this Agreement for a period beginning with the effective date of this Agreement and extending for one (1) year after its termination.

Termination and Survival

This Agreement to provide Temporary Staff hereunder may be terminated at any time by written notice by one Party to another; provided, however, that notwithstanding such termination, Silverman will be entitled to any unpaid fees and expenses as of the effective date of such termination. The sections of this Agreement under the headings titled Fees, Confidentiality, Indemnification, Etc., Governing Law; Jurisdiction and Venue, Non-Solicitation, and General Terms shall survive any such Agreement.

General Terms

Neither party may assign, nor in any manner transfer, this Agreement or any SOW, in whole or in part, without the other party's prior express written consent, which shall not be unreasonably withheld or delayed. Neither party shall be responsible or liable for any delay or failure in performing its obligations under this Agreement if such delay or failure is the direct result of causes outside of that party's reasonable control, including, without limitation, power outages, accidents, strikes, fires, war or acts of God; provided that such party uses best efforts to resume performance of its obligations as soon as practically possible.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other communications, whether written or oral and is binding upon Company's and Silverman's successors, heirs, executors, legal representatives and permitted assigns. This Agreement may be modified or amended only by a writing signed by an authorized officer of each of Company and Silverman. All notices must be in writing and sent to the individual who executed this Agreement on the other party's behalf, either by hand delivery; messenger; certified mail, return receipt requested; overnight courier; or by facsimile or by e-mail (with a confirming copy by regular mail) and shall be effective when received or rejected by such party at the address listed herein or other address provided in writing. Waiver of any provision hereof in one instance shall not preclude enforcement thereof on future occasions. Any such waiver must be in writing in order to be effective, and no such waiver or waivers shall serve to establish a course of performance between the parties contradictory to the terms hereof. Headings are for reference purposes only and have no substantive effect. This Agreement may be executed in counterparts, each of which may be considered an original. Facsimile signatures may be accepted the same as originals.

If these terms meet with your approval, please sign and return the enclosed copy of this Agreement.

We look forward to working with you.

Sincerely,

Cezary Turek
Partner

Accepted and Agreed to:
Viskase, on behalf of itself and its affiliates

By:

Name: TP Feast

Title: President & CEO

Dated: 1 Novenber 2025

Expertise since 1978.

We've guided more than 700 companies—ranging from $5 million to $1.2 billion in revenue—through successful turnarounds and profit enhancement.

Our expertise lies in quickly diagnosing performance issues and working with management to implement solutions that drive results. Whether a company is in financial distress or simply seeking stronger profitability, we deliver strategies that improve operations and maximize long-term value.



Schedule 1

Definitions and Interpretation

Agreement	The terms and conditions set out in this letter.
Information	All written information and materials which are marked confidential or which are by their nature clearly confidential obtained under or in connection with this Agreement other than: any information which is already in the public domain otherwise than as a result of a breach of this Agreement; any information which was rightfully in the possession of a Party prior to the disclosure by the other Party and acquired from sources other than the other Party, or any information obtained from a third party who is free to divulge such information.
Expenses	Costs and expenses which are incurred by Silverman, its affiliates and their respective personnel in the performance of the Services.
Fees	The fees payable by Viskase, Inc. to Silverman in accordance with the Fee Table.
Party or Parties	A party or the parties to this Agreement (as the case may be).
Peronenel	Directors, officers, employees, agents, contractors and subcontractors.
Schedules	The Schedules attached to and forming part of this Agreement, as such schedules may be amended from time-to-time in accordance with this Agreement.
Services	The services to be provided by Silverman as described under this Agreement.
Termination Date	The date on which this Agreement shall be terminated in accordance with its terms.

ADDENDUM TO SILVERMAN ENGAGEMENT LETTER / AGREEMENT

THIS ADDENDUM to Silverman Engagement Letter ("Addendum") is made and entered into between the Silverman Consulting partnership ("Consultant"), and Viskase Companies, Inc., a Delaware corporation ("Viskase" of "Company") as of ~~October~~ November 01, 2025, and hereby modifies the Silverman Engagement Letter prepared for Tim Feast ("Agreement") entered into by the parties on or about October 28, 2025.

AGREEMENT

The following provisions are hereby incorporated into the Agreement:

1. Performance of Duties. Consultant agrees that it shall perform the services described in the Agreement ("Consulting Services") faithfully and diligently and to the best of its ability and shall devote all time and effort necessary for such performance. Consultant shall perform all Consulting Services at the direction of Viskase's Chief Executive Officer, Tim Feast, or his delegates.

2. Compensation. Consultant shall be compensated for its Consulting Services during the Term as follows:

(a) The Company shall pay to Consultant a Consulting Fee based on actual fees incurred per full week worked (the "Consulting Fee"). Each week actual hours and fees will be submitted on a weekly invoice. Such amounts shall be payable in accordance with the Company's standard payroll practices. It is agreed that Consultant shall work on-site at Viskase headquarters, at least four (4) days per business week, and remotely as needed unless otherwise agreed with Viskase's Chief Executive Officer.

(b) Expenses. Consultant shall be reimbursed by the Company for reasonable out-of-pocket expenses necessarily and actually incurred in the performance of the Consulting Services, but only after Consultant has provided the Company with a reasonable estimate of the out-of-pocket expenses, the Company has pre-approved Consultant's estimate of expenses, and Consultant has invoiced the Company for such expenses, which invoicing shall be done monthly. Consultant shall adhere to the Company's standard policies for travel and business expense and reimbursement and shall have all travel expenses approved in advance. Consultant's invoices for such expenses shall be itemized in detail and supporting documentation shall be provided to the Company.

3. Termination of Consulting Services. Either party may terminate this Agreement by providing notice and a reasonable opportunity to cure if the if the non-terminating party is in material breach of any provision of this Agreement. Company may terminate this Agreement at any time with or without cause upon written notice to Consultant, and shall be liable only for Consulting Fees for work actually performed prior to termination.

4. Nature of Relationship. This Agreement shall not constitute or establish an agency, joint venture, partnership or employment relationship between the Company and Consultant. It is

understood and agreed between the parties that Consultant shall perform the Consulting Services for the Company as an independent contractor. As an independent contractor, Consultant shall have no power or authority to act for, represent or bind the Company in any manner. Consultant acknowledges and agrees that Consultant and its agents are not employees of the Company and are not entitled to any employment rights or to participate in any pension or profit-sharing plans, health benefit plans or other employee pension benefit or welfare benefit plan, or similar fringe benefit programs of the Company designed for the benefit of its employees.

5. Taxes.

(a) Consultant agrees to deliver to the Company in a timely manner such properly completed Internal Revenue Service and other United States and other governmental forms as the Company may from time to time determine to be required in connection with this Agreement.

(b) If required under applicable law, the fees, and reimbursements to be paid to Consultant by the Company hereunder shall be subject to withholding and other tax obligations. To the extent not so required and withheld under applicable law, Consultant shall be solely responsible for the withholding, reporting and payment of any contributions, social charges, taxes or other assessments imposed by any governmental authority upon any fees and reimbursements paid to Consultant by the Company hereunder, including, without limitation, federal, state and local employment-related and other taxes, unemployment or workers' compensation insurance contributions and Social Security, Medicare or federal, state and local taxes. Consultant agrees to fully indemnify and hold the Company harmless from any impositions levied upon the Company as a result of Consultant's failure to make such reports, withholdings, contributions, or payments.

6. Compliance with Laws/Policies. Consultant agrees to comply with all applicable laws, ordinances, regulations, codes, and Company policies (including but not limited to Viskase's Foreign Anti-Corruption Policy) in the performance of the Consulting Services under this Agreement. Consultant shall fully indemnify and hold the Company harmless from all liabilities, costs, and expenses, including, without limitation, reasonable attorneys' fees and costs, that the Company may sustain by reason of the failure of Consultant to comply with any applicable laws, ordinances, regulations, codes, and policies.

7. Nondisclosure/Noncompetition/Restrictive Covenants.

(a) Confidential Information. Consultant may, from time to time, learn or have access to Confidential Information as defined below.

(i) "Confidential Information" means any proprietary information, materials, samples, or data relating to the business and technology of Viskase as disclosed to Consultant in any manner, whether orally, electronically, visually, or in any tangible medium. Any information regarding Viskase's business, including but not limited to finances, costs, margins, manufacturing, research, methodology or equipment, operations, sales, purchases, customers, and/or suppliers, obtained from

Viskase or by Consultant visiting Viskase's offices, manufacturing, or research facilities is also considered to be Confidential Information.

(ii) Consultant agrees to maintain Viskase's Confidential Information in confidence, to not disclose any of it to any third party without Viskase's written permission. Consultant will promptly report to Viskase any breaches in Consultant's security that may materially affect received Confidential Information and will specify the corrective action to be taken.

(iii) Consultant's obligations shall not apply to any information that: (1) was previously known to it and is not subject to another obligation of secrecy and nonuse to Viskase or to a third party, as documented by written records that are prior to the date of receipt of the information; (2) is in the public domain or comes into the public domain through no fault of Consultant; (3) is disclosed without restriction on disclosure by a third party under no obligation of confidentiality to Viskase or to any other party with respect thereto; or (4) is at any time independently developed by Consultant as proven by its contemporaneous written records.

(iv) Specific aspects or details of Confidential Information shall not be deemed to be in the public domain or in the possession of Consultant merely because it is embraced by more general or generic information in the public domain or in the possession of Consultant.

(v) Confidential Information received by Consultant during the term of this Agreement and for a period of five (5) years thereafter will be subject to the provisions of confidentiality and nonuse of this Agreement.

(vi) Consultant's obligations of confidentiality and nonuse of Viskase's Confidential Information will survive the termination or expiration of this Agreement in perpetuity or until the information comes under one of the exceptions listed in Section 7(a)(iii).

(vii) If Consultant is legally required to disclose any Confidential Information in connection with any legal or regulatory proceeding, to the extent permitted by applicable laws, it will notify Viskase within a reasonable time prior to disclosure to give Viskase a reasonable opportunity to seek appropriate protective measures or other remedies prior to disclosure and/or waive compliance with the provisions of this Agreement. If these protective measures or other remedies are not obtained, or if Viskase waives compliance with the provisions of this Agreement, Consultant may disclose only that portion of the Confidential Information that it is, according to the opinion of its counsel, legally required to disclose and will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that Confidential Information.

(viii) The parties acknowledge that any violation or threatened violation of this Section 7 will cause Viskase irreparable injury and that, in addition to any other remedies that may be available in law, in equity, or otherwise, Viskase shall be entitled

to obtain injunctive relief against the threatened breach or the continuation of any such breach, without the necessity of proving actual damages or posting bond.

(ix) At any time after the term of this Agreement, on Viskase's request, Consultant will return or destroy all of Viskase's Confidential Information in its possession.

(b) Limitation on Use. All Confidential Information of the Company, or of any third party to whom the Company owes a duty of non-disclosure, which Consultant receives or becomes knowledgeable of shall be used by Consultant for the singular purpose of carrying out Consultant's services on behalf of the Company. Consultant shall diligently protect and maintain the confidentiality of the Company's Confidential Information. Nothing in this Agreement prohibits the Consultant from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Consultant is not required to notify the Company that it will make or has made such reports or disclosures.

8. Use of Company Computer Equipment. The Company, at its sole option, may provide Consultant with Company e-mail access and computer equipment. Consultant agrees to return all Company equipment immediately upon the termination or cessation of its business relationship with the Company or upon the Company's request. In addition, Consultant agrees to comply with all computer and other applicable Viskase Information Systems and Technology policies.

9. Entire Agreement. This Agreement sets forth the entire Agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written.

10. Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

11. Assignment. This Agreement shall be binding on the parties hereto, and on their successors and permitted assigns. This Agreement shall be binding upon and will inure to the benefit of the successors of the Company and may be assigned or transferred by the Company, in whole or in part.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, United States of America, without regard to its conflict of laws principles. Exclusive jurisdiction and venue for any dispute arising out of or related to this Agreement shall lie in the federal or state courts in DuPage County, Illinois, United States of America; provided, however, that the Company may bring any action for the enforcement of any obligation of Consultant under this Agreement in any court or tribunal of competent jurisdiction anywhere within or without the United States of America.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision

of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

15. Amendments. This Agreement may not be amended, and the terms or covenants hereof may not be waived, except by a written instrument executed by the Company and Consultant or in the case of a waiver, by the party waiving compliance.

16. Waiver. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

17. Order of Precedence. In the event of a conflict between the Silverman Engagement Letter/ Agreement as originally drafted and this Addendum, this Addendum shall govern.

18. Survival. The provisions of Sections 7 shall survive any termination of this Agreement indefinitely, or if a specific duration is specified in said Sections, for the duration so specified; all other provisions of this Agreement shall survive for such period as is necessary for enforcement of the terms of this Agreement.

IN WITNESS WHEREOF, the Company and Consultant have executed this Addendum to Silverman Engagement Letter / Agreement as of the day and year first above written.

VISKASE COMPANIES, INC.

By: ______________________

CONSULTANT:

Silverman Consulting

By: ______________________

[Signature page to Addendum to Silverman Engagement Letter / Agreement Consulting Agreement]